select/script.doc


FIDELITY SELECT PORTFOLIOS
OUTBOUND CALLING SCRIPT
BACKGROUND AND OVERVIEW
Fidelity mailed proxy packages to all Select Portfolio shareholders of record as of December 21, 1993. A key proposal in the proxy statement is to adopt a new fee structure for the Select Money Market Portfolio. At the same time, this will represent an increase in the current management fee for Select Money Market Portfolio.
Voting for the new management fee structure and, in turn, fee increase, would mean additional revenues to Fidelity, helping us to continue to devote considerable resources to portfolio management for the fund.
For the next few weeks, your role is to call fund shareholders who have not yet voted to ask them if they have received and understand the proxy statement and to encourage them to vote the proposals in the proxy. You cannot, however, ask the shareholder how he or she intends to vote.
The attached information is designed to help you in your conversations with shareholders regarding the proxy proposals. It describes your role in helping us achieve the proxy votes and lays out some specific reasons why we are asking for the management fee increase.
Also included in this package are copies of the proxy packages that were sent to shareholders, including the letter, the proxy card, and the proxy statement. Please be sure to read these materials so that you can assist shareholders with questions.

What's Inside
Fidelity Contact List          2
The Call and Your Role         3
Select Money Market Proposal Summaries       4
Select Portfolios Q & A         5
Select Portfolios Shareholder Letter       10

SELECT PORTFOLIOS
FIDELITY CONTACT LIST
If you have any questions about Select Portfolios, please contact:
Mary Hickey     Day:  617-728-6423
Senior Marketing Manager   Evening:   617-631-9199
Andria Smith     Day:  617-728-6410
Senior Marketing Manager   Evening:   617-527-5119
Anne Detmer     Day:  617-728-6101
Vice President    Evening: 617-522-2134

FIDELITY SELECT PORTFOLIOS
SELECT MONEY MARKET PORTFOLIO
THE CALL AND YOUR ROLE
APPROACH: TALK ABOUT THE ENTIRE PROXY -- NOT JUST THE MANAGEMENT CONTRACT CHANGE. ENCOURAGE THE SHAREHOLDER TO VOTE FOR ALL THE PROPOSALS AND RETURN THEIR PROXY CARD(S).
1. Confirm that the shareholder received the proxy package. Describe the package to the shareholder if they do not recall it. (6" x 9" envelope with yellow bar across top).
2. Explain to the shareholder that his/her vote is extremely important. If a majority of shareholders do not vote prior to the meeting we must send out additional mailings.
3. If shareholders have specific questions on the management contract changes or any other proxy proposal, refer to the background material for answers to specific questions.
4. Encourage the shareholder to vote as recommended by the Trustees - FOR each proposal. Mention that all of the proposals have been carefully reviewed by the entire Board of Trustees, including the independent Trustees, whose role it is to protect the interests of the shareholders. The Board believes the proposals are fair and reasonable and unanimously recommends that shareholders vote for all proposals.
5. IF THE SHAREHOLDER INDICATES THAT HE/SHE PLANS TO VOTE YES, please reconfirm that he/she has a proxy card. Offer to assist the shareholder in completing the card. If the shareholder does not have a card, please order another for him/her.
6. IF THE SHAREHOLDER INDICATES THAT HE/SHE DOES NOT PLAN TO VOTE YES, please make sure the he/she understands the issues. If the shareholder restates that he/she will vote no, please thank him/her for his/her time and consideration. Offer to assist the shareholder in completing the card. If the shareholder does not have a card, please order another for him/her.

SELECT MONEY MARKET PORTFOLIO
SUMMARY OF MANAGEMENT FEE CHANGE PROPOSAL
 The proposed fee is composed of two components:
 (1) A BASIC FEE. This is composed of an individual fund fee rate of .03% of the fund's average net assets, and a group fee rate that varies depending on the combined assets of all Fidelity funds. (The group fee rate falls when group assets increase and rises if group assets decrease.)
 (2) AN INCOME-BASED FEE RATE, which will vary with the fund's gross income and is added to the basic fee when the fund's gross yield exceeds 5%.
 Select Money Market's total management fee would be higher than the current contract when yields are less than 5%, and lower when yields are greater than 5%.
 At current FMR assets, the fee is subject to a minimum of approximately 0.19% when interest rates are low (below 5%) and a maximum rate of approximately 0.43% when interest rates are high (over 9%).

 Fund Gross Yield Current Fee Rate  Proposed Fee Rate
 0% to 5%  0.0000% to 0.2000% 0.1927%
 Over 5%  0.2000% to 0.5000% 0.1927% to 0.4327%
REASONS FOR THE PROPOSAL
 Management believes that the introduction of varying management fee rates according to group assets is more appropriate than basing the fee entirely on the assets of any single fund. This allows Fidelity to take advantage of economies of scale as the group fee pays for a number of basic services
- -- research, trading, legal and administrative -- that benefit a number of Fidelity funds.
 By linking the fee rate to assets under management, the fee structure is comparable to that of the majority of other Fidelity funds.
 The proposal reflects FMR's belief that the management fee rate should not decline indefinitely when money market yields fall.
 The fund's management fee will remain below the median (.43%) for similar funds in the industry.

FIDELITY SELECT PORTFOLIOS
QUESTIONS AND ANSWERS
1.  PLEASE EXPLAIN SELECT MONEY MARKET'S FEE INCREASE TO ME.
FMR has proposed, and the Board has approved, a change to Select Money Market's management fee structure. The fund's current management fee is based on a percentage of the fund's gross income and is subject to a maximum fee rate which can vary between 0.50% and 0.40% (annualized) of average net assets depending on the fund's size. The proposed fee would depend on both the fund's gross income as well as total assets under management by FMR, the fund's advisor. The new management fee would continue to be lower than the fees paid by most competitive money market funds.
2.  WHAT DOES SELECT MONEY MARKET'S PROPOSED MANAGEMENT FEE CONSIST OF?
The management fee consists of two parts : (1) a basic fee and (2) an income-based fee rate.
The BASIC FEE is made up of an individual fund fee rate of 0.03% of the fund's average net assets, plus a group fee rate which is based on total assets under FMR's management.
The INDIVIDUAL FUND FEE is expressed as a percentage of the fund's net assets. The individual fund fee is specific to each fund and varies from fund to fund depending on how complex a fund is to manage. For example, while Select Money Market's individual fund fee would be 0.03%, the individual fund fee rates for bond and equity funds average 0.30% and 0.20%, respectively.
The GROUP FEE was established to pay for basic services - such as fundamental and technical research, securities trading, and legal and administrative services - that benefit a number of Fidelity funds rather than being specifically tied to any single fund. This structure ties a portion of the management fee to the aggregate net assets of all Fidelity funds; the group fee is reduced when FMR assets increase, and increases when FMR assets under management decline. The group fees for bond and equity funds are currently 0.17% and 0.33%, respectively.
The INCOME-BASED FEE component is added to the basic fee when the fund's yield is greater than 5%. If the fund's gross yield (before expenses) is below 5% the basic fee is the total management fee. The maximum income-based component is 0.24% (annualized) of average net assets, at a fund gross yield of 9%.
Taken together, fees under the proposed contract would be higher than the fees under the current contract when the fund's yield is less than 5%, and slightly lower when the fund's yield is between 5% and roughly 9%.
3.  HOW IS THE PROPOSED CONTRACT DIFFERENT FROM THE CURRENT CONTRACT?
There are two key differences between the current and the proposed contract.
 The proposed fee will be based on both the fund's gross income and total assets under management by FMR. The fund's current management fee is based on a percentage of the fund's gross income; the fund's current management fee equals approximately 0.13%. The new management fee would continue to be lower than the fees paid by most competitive money market funds.
  Linking the fund's fee to FMR's assets under management would provide for lower rates when FMR's assets under management increase, and higher rates when assets decrease. This fee arrangement is comparable to that of the majority of other Fidelity funds. Overall, management fees would be higher than the current contract when yields are less than 5%, and lower when yields are greater than 5%.
 Under the proposed contract, the fee would not fall below 0.19%, based on FMR's assets under management. The current contract does not provide for a minimum fee, and as a result the management fee declines when money market yields fall. Introducing a minimum reflects FMR's belief that the management fee should not decline indefinitely as money market yields decline.

4. WHY ARE YOU PROPOSING TO CHANGE SELECT MONEY MARKET'S FEE STRUCTURE? FMR believes that the fund's fee structure should be structured to be in line with the management fee structures of comparable fixed-income funds that it advises. Linking the fund's fee rate to assets under management would achieve that goal. In addition, introducing a minimum fee reflects FMR's belief that the level of compensation for providing management services should not decline indefinitely.
5. HOW DOES SELECT MONEY MARKET'S PROPOSED MANAGEMENT FEE COMPARE WITH THOSE OF SIMILAR MONEY MARKET FUNDS?
The proposed total management fee would continue to be lower than fees paid by most competitive money market funds. The median management fee rate for taxable retail money market funds is 0.43%. Under current conditions, Select Money Market's fee would be 0.19%. (Source: Lipper Analytical Services, Inc.)
6. HOW WOULD THE NEW FEE STRUCTURE AFFECT SELECT MONEY MARKET'S TOTAL MANAGEMENT FEES?
The impact would be nominal. The figures below reflect the impact of the proposed fee structure to fund's management fee for the last three fiscal years.
 May 1, 1992  May 1 to May 1 to
 to Feb. 28  April 30, April 30,
 1993   1992  1991
Actual Management Fees: 0.14*%  0.24%  0.38%
Management Fees under
Proposed Contract: 0.20*%  0.24%  0.39%
*Annualized
7. WHY WOULD THE BOARD OF TRUSTEES RECOMMEND A CHANGE IN THE FEE STRUCTURE? I THOUGHT THEY WERE SUPPOSED TO PROTECT THE BEST INTERESTS OF SHAREHOLDERS.
They do. The Board carefully considered a number of factors before unanimously approving the new fee structure. Some of these factors included:
 that the fund's fee structure was inconsistent with other fixed-income funds managed by FMR.
 that the fund's compensation for providing management services should not decline indefinitely. The fund's fee, although it will still vary, will be subject to a minimum and maximum.
 management fees of competitive funds.
 the quality and service being provided by the fund.
8.  WHAT OTHER PROPOSALS ARE INCLUDED IN THE SELECT PORTFOLIOS PROXY
STATEMENT?
There are a number of additional proposals included in this proxy statement. Shareholders are being asked to:
ELECT A BOARD OF TRUSTEES. This is a routine matter. Twelve trustees are up for election. Except for Mr. Mann, all nominees are currently Trustees of Fidelity Select Portfolios.
RATIFY THE SELECTION OF PRICE WATERHOUSE. This, too, is a routine proposal ratifying Price Waterhouse as the trust's accountants.
Amend the Declaration of Trust to provide DOLLAR-BASED, RATHER THAN SHARE-BASED VOTING RIGHTS to the shareholders of the Trust. Currently the declaration of trust provides that the portfolios of the trust operate with a one share, one vote provision; however, when the net asset values of the various portfolios of the trust diverge, voting rights may become disproportionate. This proposal is intended to eliminate this occurrence by replacing the one share, one vote provision with one that provides for voting rights based on a shareholder's total dollar investment in the trust. As a result, Select Money Market shareholders would be giving up voting power on trust-wide votes.
Amend the Declaration of Trust to eliminate the requirement of NOTIFYING TRUST SHAREHOLDERS within three months in the event of an appointment of a Trustee. Notifying shareholders of Trustee appointments is costly and not required by the Investment Company Act of 1940. Shareholders will be notified of Trustee appointments in the next financial report for a fund. Expand the sub-advisors role (except for American Gold) under the SUB-ADVISORY AGREEMENTS between FMR and its foreign subsidiaries, FMR U.K. and FMR Far East to provide for investment management authority, and the authority to buy and sell shares. FMR already pays and will continue to pay all of the sub-advisor fees for trading, research, and investment advice on foreign securities to fund management.
Approve amendments regarding the Select equity portfolio's MANAGEMENT CONTRACT. The modified contract will result in a management fee which is the same as, or lower than, the fee payable under the current contract. Replace one of Select Money Market Portfolio's fundamental investment policies with a non-fundamental policy and eliminate certain others to respond to amendments to an SEC RULE governing the investment practices of all money market funds. Approval of this proposal will not significantly change the way the fund is managed.
Replace the equity funds' fundamental investment limitation concerning DIVERSIFICATION with a non-fundamental limit to give the funds greater investment flexibility. FMR will only invest more than 5% of a fund's total assets in an issuer's securities when it believes the securities' potential return justifies accepting the risks involved.
Replace Select Money Market Portfolio's DIVERSIFICATION limit. The adoption of this proposal is not expected to affect the way the fund is managed and will allow the fund to conform to limitations which are expected to become standard.
Amend Select Money Market's fundamental CONCENTRATION limitation which will permit the fund to invest a higher proportion of its assets in the securities of a single issuer and allow the fund to concentrate its investments in the financial services industry.
Amend the fundamental investment limitation concerning LENDING for the funds in order to conform to limitations which are expected to become standard for all funds managed by FMR and to eliminate the restriction on repurchase agreement counterparties .
Amend the Declaration of Trust and adopt a fundamental policy to provide each fund with the ability to INVEST ALL OF ITS ASSETS IN ANOTHER OPEN-END INVESTMENT COMPANY with the same investment objective and policies (Pooled Fund Structure). The purpose of this structure is to allow several funds with the same investment objectives and policies, but different servicing features (e.g., check writing), to combine their investments rather than managing them separately. Doing so allows each fund to achieve operational efficiencies, thereby reducing expenses. While neither the Board nor FMR has determined that the funds should currently invest in a Pooled Fund, the Trustees believe it could be in the best interest of a fund to adopt such a structure at a future date.
Approve REVISION OF SEVERAL OF THE FUNDS' INVESTMENT LIMITATIONS in order to conform to limitations which are expected to become standard for all funds managed by FMR. The proposals do not affect the fundamental objective of the funds, and are not expected to result in any significant changes in the fund's investment strategy.

Insert Shareholder proxy letter here
select/talkpt.doc


FIDELITY SELECT PORTFOLIOS
DIRECTOR TALKING POINTS FOR CALLOUT EFFORT
OBJECTIVES FOR TRAINING
 Make sure the representatives feel comfortable talking about the management fee proposal--not defensive about it.
 Representatives should understand the entire proxy - not just the request to raise the management fee on Select Money Market Portfolio. They may get questions on all of the proposals.
 Make sure representatives treat the call as a service call - focusing on assisting the shareholder -- getting them to understand the proxy, to fill out the card and send it back. Representatives should not ask how any shareholder intends to vote.
 Motivate representatives to provide accurate, balanced information. Thoroughly review information with representatives and find out if they need any additional information.
 Ensure that representatives do not solicit "yes" votes.
KEY POINTS TO ADDRESS
Importance of Proxy Vote
 The additional revenue will help us to continue to devote the considerable resources to high quality portfolio management and shareholder services that we have had in the past.
 Select Money Market's new fee structure will bring it in line with the majority of Fidelity fixed income funds.
Importance of Representatives' Role
 We have chosen qualified representatives to take on this challenge.
 Very important to Fidelity -- high profile-- of great importance to FMR. This should be upbeat and motivational.
 Explain to representatives the campaign programs:
 - Call quality important
 - Updates on campaign progress.

Historical Context
 Two years ago we asked shareholders to vote for a management fee increase on Contrafund, Fidelity and Trend funds. We did not get the vote on any of these proxies and have learned some valuable lessons. Those lessons were recently employed in the Contrafund, Puritan, Capital & Income, Trend, Cash Reserves, and Equity-Income proxies in which we did get the vote. THE CALLOUT EFFORT PLAYED A VERY IMPORTANT ROLE.
- -- An approval from the Trustees (the majority of whom are unaffiliated with FMR) helps. The letter and the proposals state the Trustees unanimous approval of all proxy proposals. Representatives should mention this in the course of their conversation.
- -- The management fee change should be positioned as one of many proposals and should not be given undue attention. However, if the customer has questions on the management fees, representatives should clearly and accurately address those questions--not gloss over them.
- -- Follow-up phone calls done promptly and effectively will positively impact the vote. This is the representatives' role!
Campaign Outline
 Proxies began mailing on December 21, 1993.
 Representatives will begin making calls Tuesday, February 8, 1994.
 For a subset of the Select Portfolios, we will target largest shareholders first.
 Calls will continue until we get the vote or through the meeting date (which ever comes first). The meeting date is scheduled for February 16, 1994.
 To get the vote we need 67% or more of at least 50% of shares voting, or more than 50% of outstanding shares.
Approach to Call
 The call should be approached as a service call, with emphasis on assisting the shareholder with the proxy in general, rather than focusing on the management contract change specifically. Encourage shareholders to fill out the proxy card and vote on all the proposals promptly. This will save costs of additional mailings and will allow them to voice their opinion.

Representatives should:
1. Ask shareholder if s/he received the proxy.
2. Explain importance of shareholder vote.
3. If s/he can't find the proxy or says s/he never got it, explain to her/him what it looks like.
- -- For large shareholders only (owning more than .5% of a fund), offer to send out another using round-trip overnight mail. Please provide your manager with the appropriate shareholder information.
- -- If any other shareholder requests a duplicate, please forward the request to your manager.
- -- Votes may be submitted via fax. Shareholders should follow up with a hard copy in the mail.
4. Encourage shareholders to vote as recommended by the Trustees who have reviewed the proposals and think they are fair and reasonable.
THE KEY TO THE CALL IS TO GET THE SHAREHOLDER TO VOTE BY FILLING THE CARD OUT AND SENDING IT IN. REPS CAN HELP EXPEDITE THIS PROCESS BY BEING WELL VERSED IN ALL PROPOSALS. BY QUICKLY AND ACCURATELY ANSWERING QUESTIONS, SHAREHOLDERS WILL FIND IT EASIER TO FILL OUT THE CARD.
Review all materials with the representatives
 -- Script package
 -- Letter
 -- Card
 -- Proxy proposals
REPRESENTATIVES SHOULD FEEL VERY COMFORTABLE WITH HOW THEY PRESENT THE ARGUMENTS FOR AND REASONS WHY WE ARE REQUESTING A CHANGE TO THE MANAGEMENT FEE. REPRESENTATIVES SHOULD NOT BE DEFENSIVE. (SOME ROLE PLAYING MIGHT BE HELPFUL).
KEY ARGUMENTS REPRESENTATIVES SHOULD REMEMBER
 Select Money Market's proposal reflects FMR's belief that the level of compensation for providing management services to the fund should not decline indefinitely. The minimum floor of 19 bp is lower than 95% of competing money market funds. The median management fee for taxable retail money market funds is 43 bp.
MAKE SURE REPRESENTATIVES FEEL COMFORTABLE WITH HOW THE MANAGEMENT FEE IS STRUCTURED.